EXHIBIT 99.1

Lithia Motors Inc. Suspends Quarterly Dividend

MEDFORD, Ore.--(BUSINESS WIRE)--Jan. 5, 2009--Lithia Motors, Inc. (NYSE:LAD) today announced that its Board of Directors voted to suspend its quarterly dividend for the fourth quarter of 2008 due to the current economic environment. Last quarter’s dividend was $0.05 per share.

About Lithia

Lithia Motors, Inc. is a Fortune 700 Company, selling 27 brands of new and all brands of used vehicles at 98 stores, which are located in 42 markets within 13 states. Internet sales are centralized at www.Lithia.com . Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 105,108 new and used vehicles and had $3.2 billion in total revenue in 2007.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: 541-618-5770 or log-on to: www.lithia.com - go to Investor Relations.